Petroleum Development Corporation
2006 Annual Results
May 29, 2007
•   Thomas E. Riley, President
•   Richard W. McCullough, CFO & Treasurer
•   Eric R. Stearns, EVP Exploration & Production
NASDAQ GSM: PETD

Forward Looking Statements
This information contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the Company to meet its stated business goals.

Contact Information:
Investor Relations
Petroleum Development Corporation
120 Genesis Boulevard, PO Box 26
Bridgeport, West Virginia 26330
Phone: 304.842.6256
Fax: 304.842.0913
www.petd.com

Company Snapshot

Market Cap (04/30/07)	✓ Approx. $760 Million
Proved Reserves (12/31/06)	✓ 323 Bcfe
Production (12/31/06)	✓ 16.9 Bcfe
Production Profile (1Q07)	✓ 78% N.Gas/ 22% Oil
EBITDA (12/31/06)	✓ $423.6 Million
Total Equity	✓ $360.1 Million

2006 Summary
•   Capital Expenditures were $165 Million
•   Company bought back 1.6 million shares (10% of outstanding)
•   Production grew from 13.7 Bcfe in 2005 to 16.9 Bcfe in 2006 (24% increase)
•   Estimated proved reserves grew 17.5% from 275 Bcfe @ YE 2005 to 323 Bcfe @ YE 2006
•   Lease sale proceeds of $354 Million

Financial Results ($ in millions, except for per share data)

	2006	2005
Revenues	$287	$325
Total Expenses	$233	$267
Gain on Sale of Leasehold	$328	$8
Income from Operations	$382	$65
Net Income	$238	$41
Diluted Earnings Per Share	$15.11	$2.52

Revenue
•   Change in partnership revenue recognition reduced 2006 revenue by $75 million
•   Does not include impact of lease sale
•   O&G sales revenue increased from $103 million to $115 million
* 2006 $6.80 Mcfe compared to 2005 $7.51 Mcfe

Net Income
•   Net Income of $237.8 million
* $41.5 million in 2005
* Includes $201 million after-tax gain on sale of property
* $15.11 EPS (diluted) compared to $2.52 in 2005

EBITDA
•   Includes gain on sale of leases to Marathon of $328 million
•   Affected by unrealized losses (gains):
* 2006 $7.2 million gain
* 2005 $3.0 million loss
* 2004 $1.5 million loss
•   EBITDA = Net Income + Interest Expense + Income Taxes + Depreciation, depletion, amortization

Increasing Production
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Increasing Estimated Proved Reserves
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Drilling Activity
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2007 Production Forecast Update
•   Estimated 2007 Production of 28 Bcfe
•   Estimated 2007 Exit Rate of 100 MMcfd
•   Estimated YE 2007 Proved Reserves>500 Bcfe
•   Mid year production increase a result of:
•   Anticipated start-up of Garden Gulch compression facility (Grand Valley)
* Current capacity 17 MMcfd, expansion to 50MMcfd
* Estimated on-line 30-60 days
•   Positive impact of reducing back-log of wells awaiting turn-in located in Grand Valley, Wattenberg and NECO areas.
* Approximately 20 gross wells in each area awaiting turn-in
* Additional production volumes expected due to reduced line pressure in Grand Valley anticipated with start-up of new facility

2007 Production Forecast Update

2007 Forecast by Area (MMcfe)
			Forecast
Area	1Q Actual	Actual/ Forecast	1Q	2Q	3Q	4Q	2007
Rocky Mountain	4,351	98%	4,435	5,041	6,794	7,405	23,675
Appalachian	640	102%	625	640	680	689	2,634
Michigan	461	111%	415	424	456	459	1,754
Company Total	5,452	100%	5,475	6,104	7,931	8,553	28,063

Rocky Mountain Forecast by Area (MMcfe)
			Forecast
Area	1Q Actual	Actual/ Forecast	1Q	2Q	3Q	4Q	2007
Wattenberg	2,196	95%	2,314	2,586	3,149	3,361	11,410
Grand Valley	1,245	117%	1,064	1,245	2,086	2,094	6,490
NECO	733	88%	834	954	1,203	1,492	4,483
North Dakota	177	79%	224	256	355	458	1,293
Rocky Mountain Total	4,351	98%	4,435	5,041	6,794	7,405	23,675

Major Operating Area Highlights
•   Wattenberg Area production shortfall due to weather related issues, production not “lost” but delayed
•   Grand Valley production positively impacted by facility improvements and greater # of wells inline
•   NECO Area production difference due to fewer wells inline than anticipated

Grand Valley Well Completions

•   Improved Completion Design
* “Slick Water” – “Cleaner” “Better” fluid
* Increase of average per well Estimated Ultimate Recover (EUR) from 1.25 Bcfe per well to 1.5 Bcfe per well
* Increase in average Initial Production (IP) rate from 820 Mcfd to 1,100 Mcfd

2000–2004 Multi-stage, large frac interval
2005 More frac stages, smaller intervals
2006 Improved fluids, improved techniques

Grand Valley Well Completions
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Grand Valley Well Completions
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Acquisitions Summary
•   During December 2006 and January 2007, closed $209 Million in acquisitions ($18 Million non-1031)
* 3P reserves acquired total an estimated 153 Bcfe (84% proved)
* Acquisitions primarily in existing operating areas
•  Wattenberg Field, DJ Basin Colorado
•  Appalachian and Michigan Basins
•   Additional properties acquired in February 2007
* Estimated 26.6 Bcfe proved and probable reserves
* $11.8 million purchase price

Operating Strategies
•   Consistent, scaleable results
•   Lower risk projects
•   Diversification - with focus areas
•   Quality workforce and operations
•   Flexibility to pursue options
* Development
* Acquisitions
* Exploration

Strategic Focus in 2007 and Beyond
•   Development operations in core areas
* Accelerate development on acquired properties
•   Strategic acquisitions
•   Develop management, technical and support teams for future needs
•   Pursue high potential exploration opportunities
•   Maintain focus on increasing long-term shareholder value

Petroleum Development Corporation
2006 Annual Results
May 29, 2007
•   Thomas E. Riley, President
•   Richard W. McCullough, CFO & Treasurer
•   Eric R. Stearns, EVP Exploration & Production
NASDAQ GSM: PETD